SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*

                         Forestar Real Estate Group Inc.
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                         (Title of Class of Securities)

                                    346233109
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     Rule 13d-1(b)
     Rule 13d-1(c)
     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      High River Limited Partnership

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      802,481 **

6  SHARED VOTING POWER
      0

7  SOLE DISPOSITIVE POWER
      802,481 **

8  SHARED DISPOSITIVE POWER
      0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      802,481 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.27% **

12 TYPE OF REPORTING PERSON
      PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      Hopper Investments LLC

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      802,481 **

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      802,481 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      802,481 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.27% **

12 TYPE OF REPORTING PERSON
      OO

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      Barberry Corp.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      802,481 **

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      802,481 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      802,481 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.27% **

12 TYPE OF REPORTING PERSON
      CO

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      Icahn Partners Master Fund LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      1,095,118 **

6  SHARED VOTING POWER
      0

7  SOLE DISPOSITIVE POWER
      1,095,118 **

8  SHARED DISPOSITIVE POWER
      0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,095,118 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.10% **

12 TYPE OF REPORTING PERSON
      PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      Icahn Partners Master Fund II L.P.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      296,097 **

6  SHARED VOTING POWER
      0

7  SOLE DISPOSITIVE POWER
      296,097 **

8  SHARED DISPOSITIVE POWER
      0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      296,097 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.84% **

12 TYPE OF REPORTING PERSON
      PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      Icahn Partners Master Fund III L.P.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      112,302 **

6  SHARED VOTING POWER
      0

7  SOLE DISPOSITIVE POWER
      112,302 **

8  SHARED DISPOSITIVE POWER
      0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      112,302 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.32% **

12 TYPE OF REPORTING PERSON
      PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      Icahn Offshore LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      1,503,517 **

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      1,503,517 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,503,517 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      4.25% **

12 TYPE OF REPORTING PERSON
      PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      Icahn Partners LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      1,149,494 **

6  SHARED VOTING POWER
      0

7  SOLE DISPOSITIVE POWER
      1,149,494 **

8  SHARED DISPOSITIVE POWER
      0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,149,494 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.25% **

12 TYPE OF REPORTING PERSON
      PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      Icahn Onshore LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      1,149,494 **

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      1,149,494 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,149,494 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.25% **

12 TYPE OF REPORTING PERSON
      PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      Icahn Capital LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      2,653,012 **

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      2,653,012 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,653,012 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.50% **

12 TYPE OF REPORTING PERSON
      PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      IPH GP LLC

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      2,653,012 **

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      2,653,012 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,653,012 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.50% **

12 TYPE OF REPORTING PERSON
      OO

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      Icahn Enterprises Holdings L.P.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      2,653,012 **

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      2,653,012 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,653,012 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.50% **

12 TYPE OF REPORTING PERSON
      PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      Icahn Enterprises G.P. Inc.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      2,653,012 **

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      2,653,012 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,653,012 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.50% **

12 TYPE OF REPORTING PERSON
      CO

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      Beckton Corp.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      2,653,012 **

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      2,653,012 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,653,012 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.50% **

12 TYPE OF REPORTING PERSON
      CO

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  346233109

1  NAME OF REPORTING PERSON
      Carl C. Icahn

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      3,455,493 **

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      3,455,493 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,455,493 **

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      9.77% **

12 TYPE OF REPORTING PERSON
      IN

** See Item 4.

                                  SCHEDULE 13G

ITEM 1

(a) Name of Issuer:

          Forestar Real Estate Group Inc.

(b) Address of Issuer's Principal Executive Offices:

          1300 MoPac Expressway South, Austin, Texas 78746

ITEM 2

(a) Name of Person Filing:

     The persons filing this statement are High River Limited Partnership ("High River"), Hopper Investments LLC ("Hopper"), Barberry Corp. ("Barberry"), Icahn Partners Master Fund LP ("Icahn Master"), Icahn Partners Master Fund II LP ("Icahn Master II"), Icahn Partners Master Fund III LP ("Icahn Master III"), Icahn Offshore LP ("Icahn Offshore"), Icahn Partners LP ("Icahn Partners"), Icahn Onshore LP ("Icahn Onshore"), Icahn Capital LP ("Icahn Capital"), IPH GP LLC ("IPH"), Icahn Enterprises Holdings L.P. ("Icahn Enterprises Holdings"), Icahn Enterprises G.P. Inc. ("Icahn Enterprises GP"), Beckton Corp. ("Beckton"), and Carl C. Icahn (collectively, the "Reporting Persons").

     Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl
C. Icahn is the sole stockholder of each of Barberry and Beckton.

(b) Address of Principal Business Office:

     The address of the principal business office of (i) High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, (ii) Icahn Master, Icahn Master II and Icahn Master III is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands, and (iii) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153.

(c) Citizenship:

     Each of High River, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital and Icahn Enterprises Holdings is a Delaware limited partnership. Each of Hopper and IPH is a Delaware limited liability company. Each of Barberry, Icahn Enterprises GP and Beckton is a Delaware corporation. Each of Icahn Master, Icahn Master II and Icahn Master III is a Cayman Islands exempted limited partnership. Carl C. Icahn is a citizen of the United States of America.

(d) Title of Class of Securities:

          Common Stock, par value $1.00 ("Shares")

(e) CUSIP Number:

          346233109

ITEM 3    If this statement is filed pursuant to Rule 13d-1(b)or 13d-2(b) or
          (c), check whether the person filing is a:

          NOT APPLICABLE

ITEM 4    Ownership

(a) Amount Beneficially Owned:

     The Reporting Persons may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), in the aggregate, 3,455,493 Shares. The information set forth in Item 4(c) below is herby incorporated in its entirety herein. Each of Hopper, Barberry and Mr. Icahn may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

(b) Percent of Class

     The Shares beneficially owned by the Reporting Persons represent approximately 9.77% of the Issuer's outstanding Shares (based upon the 35,357,000 Shares stated to be outstanding by the Issuer in the Issuer's Information Statement, filed with the Securities and Exchange Commission on December 14, 2007).

(c) Number of Shares as to which each Reporting Person has (i) Sole power to vote or to direct the vote, (ii) Shared power to vote or to direct the vote,
(iii) Sole power to dispose or to direct the disposition of, (iv) Shared power to dispose or to direct the disposition of:

     The information set forth in the cover pages hereto is herby incorporated in its entirety herein.

ITEM 5    Ownership of Five Percent or Less of a Class

          NOT APPLICABLE

ITEM 6    Ownership of More than Five Percent on Behalf of Another Person

          NOT APPLICABLE

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

          NOT APPLICABLE

ITEM 8    Identification and Classification of Members of the Group

          NOT APPLICABLE

ITEM 9    Notice of Dissolution of Group

          NOT APPLICABLE

ITEM 10   Certification

          NOT APPLICABLE

EXHIBITS

     1    Joint Filing  Agreement,  dated the date hereof,  among the  Reporting
          Persons.



                            [Signature Page Follows]

                                   SIGNATURES

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13G is true, complete and correct.

Dated:   February 14, 2008

HIGH RIVER LIMITED PARTNERSHIP
         By: Hopper Investments LLC, general partner
         By: Barberry Corp., sole member

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward Mattner
              Title: Authorized Signatory

HOPPER INVESTMENTS LLC
         By: Barberry Corp., sole member

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward Mattner
              Title: Authorized Signatory

BARBERRY CORP.

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward Mattner
              Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND II LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND III LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN OFFSHORE LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN PARTNERS LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN ONSHORE LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN CAPITAL LP
         By: IPH GP LLC, its general partner
         By: Icahn Enterprises Holdings L.P., its sole member
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Andrew Skobe
              ----------------
              Name: Andrew Skobe
              Title: Chief Financial Officer

IPH GP LLC
         By: Icahn Enterprises Holdings L.P., its sole member
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Andrew Skobe
              ----------------
              Name: Andrew Skobe
              Title: Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P.
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Andrew Skobe
              ----------------
              Name: Andrew Skobe
              Title: Chief Financial Officer

ICAHN ENTERPRISES G.P. INC.

By:  /s/ Andrew Skobe
     ---------------------
     Name: Andrew Skobe
     Title: Chief Financial Officer

BECKTON CORP.

By:  /s/ Edward E. Mattner
     ---------------------
     Name: Edward E. Mattner
     Title: Authorized Signatory

/s/ Carl C. Icahn
-----------------
CARL C. ICAHN


       [Signature page to Schedule 13G - Forestar Real Estate Group Inc.]

                                                                       EXHIBIT 1
                                                                       ---------

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $1.00 per share of Forestar Real Estate Group Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 14th day of February, 2008.

HIGH RIVER LIMITED PARTNERSHIP
         By: Hopper Investments LLC, general partner
         By: Barberry Corp., sole member

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward Mattner
              Title: Authorized Signatory

HOPPER INVESTMENTS LLC
         By: Barberry Corp., sole member

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward Mattner
              Title: Authorized Signatory

BARBERRY CORP.

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward Mattner
              Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND II LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND III LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN OFFSHORE LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN PARTNERS LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN ONSHORE LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN CAPITAL LP
         By: IPH GP LLC, its general partner
         By: Icahn Enterprises Holdings L.P., its sole member
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Andrew Skobe
              ----------------
              Name: Andrew Skobe
              Title: Chief Financial Officer

IPH GP LLC
         By: Icahn Enterprises Holdings L.P., its sole member
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Andrew Skobe
              ----------------
              Name: Andrew Skobe
              Title: Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P.
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Andrew Skobe
              ----------------
              Name: Andrew Skobe
              Title: Chief Financial Officer

ICAHN ENTERPRISES G.P. INC.

By:  /s/ Andrew Skobe
     ----------------
     Name: Andrew Skobe
     Title: Chief Financial Officer

BECKTON CORP.

By:  /s/ Edward E. Mattner
     ---------------------
     Name: Edward E. Mattner
     Title: Authorized Signatory

/s/ Carl C. Icahn
-----------------
CARL C. ICAHN



           [Signature page to Schedule 13G Joint Filing Agreement for
                        Forestar Real Estate Group Inc.]